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                           AGREEMENT TO PURCHASE STOCK

                                  (AGREEMENT 3)


      THIS AGREEMENT is made as of January 6, 1998 by and between KEVIN A. ALWARD (KA), residing at 182 Powell Road, Allendale, New Jersey 07401, and GOLD & APPEL TRANSFER S.A. (G&A), a British Virgin Islands corporation, with an address at Omar Hodges Building, Wickhams Cay, Road Town, Tortula, British Virgin Islands.

      WHEREAS, KA owns certain shares and options of Total-Tel U.S.A. Communications, Inc., a New Jersey corporation listed on Nasdaq as TELU; and

      WHEREAS, G&A wishes to purchase some of the TELU shares owned by KA.

      NOW, THEREFORE, the parties agree as follows:

      1. G&A agrees to purchase from KA, and KA agrees to sell to G&A, 69,000 shares of TELU (the "Shares") on October 1, 1998.

      2. The purchase price will be $39.80 US Dollars per Share for a grand total of $2,746,200.00 US Dollars for the Shares (the "Purchase Price").

      3. G&A agrees to pay to KA a deposit (the "Deposit") on account of the Purchase Price of $621,000.00 US Dollars within five (5) days after the date of this Agreement. In the event G&A for whatever reason does not complete the purchase of the Shares by paying the balance of the Purchase Price on or before October 5, 1998, then the Deposit will be forfeited and may be retained by KA and this Agreement shall be terminated and of no further force and effect.

      4. Upon receipt of the Deposit, KA agrees to deliver to Shanley & Fisher, P.C., as escrow agent, the certificate(s) representing the Shares, together with blank undated stock power(s) duly executed by KA, covering the Shares, to be held in escrow. In the event that the full amount of the Purchase Price is paid by G&A to KA on or before October 5, 1998, then such stock certificate(s) and stock power(s) shall be delivered by the Escrow Agent to First Montawk Securities for the account of G&A, DTC Participant No. 0270, Account Name Gold & Appel Transfer S.A., Account No. W631305570. However, in the event that G&A does not pay the full Purchase Price on or before October 5, 1998, and this Agreement is terminated pursuant to
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Section 3 hereof, the Escrow Agent shall return such stock certificate(s) and stock power(s) to KA.

      5. KA also agrees that upon receipt of the Deposit he will grant to G&A a proxy to vote the Shares as to any matters which may arise while this Agreement is in effect. Such proxy shall automatically terminate when the full Purchase Price has been paid by G&A to KA or this Agreement is terminated pursuant to
Section 3 hereof.

      6. Payment of the Deposit and the Purchase Price by G&A will be made by wire transfer of immediately available federal funds to KA per the following wire transfer instructions:

                      Chase Manhattan Bank ABA 021 0000 21
               For Benefit of Smith Barney Account # 066 198 038
                For Credit to Alward Account # 641 02137 11-199

      7. KA warrants that he is the sole owner of the Shares and the Shares may be sold by him without restrictions.

      8. G&A represents that it is acquiring the Shares in a private transaction for its own account for investment and not with a view to the resale or distribution thereof.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        /s/ Kevin A. Alward
                                        ----------------------------------------
                                        KEVIN A. ALWARD


                                        GOLD & APPEL TRANSFER S.A.

                                        By:  /s/ Walt Anderson
                                             -----------------------------------
                                             Name:  Walt Anderson
                                             Title: Power of Attorney
                                                    in G&A